NEWSRELEASE                                 [HUNTINGTON BANKS LOGO]


FOR IMMEDIATE RELEASE                      FOR FURTHER INFORMATION, CONTACT:
SUBMITTED:  APRIL 9, 1997                  JACQUELINE THURSTON (614) 480-3878

                     HUNTINGTON BANCSHARES REPORTS EARNINGS
                    INCREASE OF 12% FOR FIRST QUARTER OF 1997

         COLUMBUS, Ohio -- Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) today reported earnings per share of $.47, an increase of 12% from $.42 per share in the first quarter of 1996. Net income was $66.5 million for the first quarter of 1997 compared with $62.8 million for the same period one year ago. For the recent three months, Huntington's return on average equity was 17.75% and return on average assets was 1.28%.

         "Net interest income was up 14.5%, with average loans increasing 9% from one year ago. Consumer loan and lease growth was particularly strong at 13.3%. In addition, we completed our acquisition of Citi-Bancshares, Inc. in Leesburg, Florida bringing total assets in Central and West Coast Florida to approximately $2 billion," stated Frank Wobst, chairman and chief executive officer of Huntington Bancshares Incorporated.

         The net interest margin for the quarter was 4.35%, an increase of 32 basis points from the first quarter of 1996. Interest rate swaps and other off-balance sheet financial instruments provided a modest contribution in the recent three months versus a reduction of $15.1 million one year ago.

         Non-interest income, excluding securities transactions, amounted to $63.8 million for the first three months of 1997 compared with $61.1 million during the same period last year. Electronic banking fees, investment product sales and trust services showed the most significant increases.

         Non-interest expense increased 8.2% to $155.3 million compared with $143.5 million one year ago. Adjusting for the effects of acquisitions accounted for under the purchase method, non-interest expenses increased 6.2%. Advertising costs associated with Huntington's branding campaign also contributed to the growth in expenses. The efficiency ratio continued to be solid at 56.3% compared with 58.2% in the same period last year.

         The company's asset quality remains strong. At March 31, 1997, non-performing assets as a percentage of total loans and other real estate were
 .54% down from .62% one year ago. The coverage ratio was 341% up from 313% at March 31, 1996. Huntington's allowance for loan losses (ALL) represented 1.40% of total loans at the end of the first quarter. Net charge-offs as a percent of average loans were .43% for the three month period.

         Huntington Bancshares is a regional bank holding company headquartered in Columbus, Ohio with assets in excess of $21 billion. The company's banking subsidiaries operate 355 offices in Ohio, Florida, Indiana, Kentucky, Michigan and West Virginia. Huntington's mortgage, trust, investment banking, and automobile finance subsidiaries manage 80 offices in the six states mentioned as well as Georgia, Maryland, New Jersey, North Carolina, Pennsylvania, and Virginia.


                                    #  #  #

                       HUNTINGTON BANCSHARES INCORPORATED
                       COMPARATIVE SUMMARY (CONSOLIDATED)
                    (in thousands, except per share amounts)


CONSOLIDATED RESULTS                       THREE MONTHS ENDED
    OF OPERATIONS                              MARCH 31,           CHANGE
-----------------------------           ----------------------------------------
                                            1997            1996            %
                                        ------------    ------------    --------

Interest Income                           $405,184         $374,296         8.3%
Interest Expense                           193,664          189,578         2.2
                                          --------         --------
Net Interest Income                        211,520          184,718        14.5
Provision for Loan Losses                   18,892           11,823        59.8
Securities Gains                             1,977            7,090        N.M.
Non-Interest Income                         63,824           61,072         4.5
Non-Interest Expense                       155,315          143,496         8.2
Provision for Income Taxes                  36,664           34,736         5.6
                                          --------         --------
NET INCOME                                 $66,450          $62,825         5.8%
                                          ========         ========

PER COMMON SHARE AMOUNTS (1)
----------------------------
  Net Income                                 $0.47            $0.42        11.9%

  Cash Dividends Declared                    $0.20            $0.18        11.1%

  Shareholders' Equity
    (period end)                            $10.82           $10.27         5.4%

Average Shares
  Outstanding (1)                          142,821          148,559        (3.9%)


KEY RATIOS
-----------
Return On:
  Average Total Assets                        1.28%            1.26%
  Average Shareholders' Equity               17.75%           16.02%
Efficiency Ratio                             56.27%           58.24%
Net Interest Margin                           4.35%            4.03%
Average Equity/Average Assets                 7.21%            7.89%
Tier I Risk-Based Capital Ratio
    (period end)                              8.92%            7.94%
Total Risk-Based Capital Ratio
    (period end)                             12.34%           11.53%
Tier I Leverage Ratio
    (period end)                              7.60%            6.62%

CONSOLIDATED STATEMENT
  OF CONDITION DATA                                        AT MARCH 31,          CHANGE
------------------------------                     ------------------------------------
                                                       1997            1996         %
                                                   -----------     -----------     ---
Total Loans                                        $14,869,139     $13,369,308     11.2%
Total Deposits                                     $13,940,274     $13,006,213      7.2
Total Assets                                       $21,603,478     $20,137,982      7.3
Shareholders' Equity                               $ 1,569,076     $ 1,502,510      4.4

ASSET QUALITY
-------------
Non-performing loans                               $    61,225     $    63,108
Total non-performing assets                        $    81,075     $    83,494
Allowance for loan losses/total loans                     1.40%           1.48%
Allowance for loan losses/non-performing loans          340.98%         312.76%
Allowance for loan losses and other real
     estate/non-performing assets                       254.48%         225.01%


(1) Adjusted for the ten percent stock dividend distributed July 31, 1996, as applicable.

N.M.-Not meaningful